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                                   EXHIBIT 4

                          THE WHARF (HOLDINGS) LIMITED

                                 CODE OF ETHICS

                             1.    INTRODUCTION

The Company believes that a reputation for honesty, trustworthiness and fairplay is an important business asset and is essential to the long term growth and success of the Group. It is therefore crucial for all staff in the Group to ensure our reputation is not tarnished by dishonesty and corruption.

All employees are thus required to abide by the laws of countries and places in which the Group operates its business and they are expected to apply the highest ethical standards in all aspects of their work.

FOR OUR EMPLOYEES we are committed to attracting, developing, motivating and retaining talented employees.

FOR OUR SHAREHOLDERS we are committed to disclosing the results of our operations on a timely basis and in a full, fair, accurate and understandable manner.

                        2.    PREVENTION OF BRIBERY

All employees are not allowed the offer, payment, solicitation and acceptance of bribes in any form. Conflicts of interest between employee's private financial activities and their part in the conduct of company business should be avoided and in all circumstances declared. Other malpractices such as misappropriation of company properties and proprietary information; manipulation of company accounts and documents and insider trading will not be tolerated.

3.    INTEGRITY AND OBJECTIVITY

      All employees are requested to be honest and sincere in their work and to avoid improper personal benefits as a result of their position. We therefore are obliged to ensure that our employee's individual interests do not interfere, or appear to interfere, with the Company's interests. As such, we strive to prevent actual and perceived conflicts of interest by the following means :

      3.1   DECLARATION OF CONFLICT OF INTEREST

      All employees should avoid engaging in business, investments or activities that might conflict with company interests. They must declare to the Company any financial interest, direct or indirect, which they or members of their immediate family may have, in any business or other organisation which competes with the Company or with which the Company has business dealings.

      3.2   DECLARATION OF OUTSIDE EMPLOYMENT OR BUSINESS

      Each new employee is requested to declare that he/she is not undertaking any outside employment of business, and during the continuance of his/her employment with the Company, he/she shall not undertake or carry on or be a partner or otherwise engage in any business or do any work or render any assistance in any capacity whatsoever for or to any person, firm or corporation, unless so agreed by the Company.

      3.3   LOANS / GAMBLING

      All employees or their immediate family should not grant or guarantee a loan to, or accept a loan from, or through the assistance of any individual or organisation having business dealings with the Company. There is, however, no restriction on normal bank lendings.

      All employees are advised not to engage in frequent and excessive gambling of any kind, including games of mahjong, with persons having business dealings with the Company. In social games with clients, contractors or suppliers, they must exercise judgement and withdraw from any high stake games.

4.    HANDLING COMPANY PROPERTY

      We will endeavour to protect and insure, where reasonably practical, the Company's assets and property in our control for the legitimate business purposes of the Company, and will not use that property for any other purpose, including personal gain.

      Appropriation of all Company properties, including but are not limited to raw materials and finished goods by employees for personal use or for resale is strictly prohibited.

      4.1   CONFIDENTIAL INFORMATION

      All employees are not allowed at any time during the continuance of or after the termination of employment with the Company to divulge

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      either directly or indirectly to any person, firm or corporation any confidential information concerning clients, customers or others having dealings with the Company (included in the prohibition is the disclosure of the names of such persons) or relating to the methods of trading or operation used by the Company or concerning the Company's business affairs or any other secret information which they may acquire during the course of or as incidental to their employment with the Company.

      4.2.  INSIDER DEALINGS

      It is the policy of the Company that any employee who, because of his/her employment with the Company, is likely to be in possession of unpublished price-sensitive information in relation to the securities of any of the listed companies of the Wharf Group must not deal in the relevant securities as soon as he/she becomes aware of such information up to the time such information becomes generally available to the public.

      4.3. RECORDS AND ACCOUNTS

      All employees are reminded that falsifying documents or furnishing false accounting records are also offences under the Prevention of Bribery Ordinance and are strictly prohibited.

      On the other hand, we will ensure that Company provides full, true, plain and timely disclosure in reports and documents publicly disclosed, so that the public is properly informed and not misled by statements or omissions.

5.    INTELLECTUAL PROPERTY

      All employees are required to abide by the laws of countries and places in which the Group operates its business on protection of intellectual property rights.

6.    COMPLIANCE WITH CODE OF ETHICS

      All employees should familiarize themselves with the content of and comply with the Company's Code of Ethics. Any employee breaching the Code will be disciplined. In cases of suspected corruption, fraud or other forms of criminality, a report will be made to the appropriate authorities. Any reported cases will be treated promptly and fairly.

June 2004